Newmont’s Income Increases 38% to $537 million ($1.09 per share) on Record Revenues of $2.6 Billion for the Third Quarter

This release should be read in conjunction with Newmont’s Third Quarter 2010 Form 10-Q filed with the Securities and Exchange Commission on November 2, 2010 (available at www.newmont.com).

DENVER, November 2, 2010 – Newmont Mining Corporation (NYSE: NEM) (“Newmont” or the “Company”) today announced record quarterly revenue of $2.6 billion for the third quarter compared to $2.0 billion in the prior year quarter.  Net income attributable to Newmont stockholders increased 38% to $537 million ($1.09 per share), compared to $388 million ($0.79 per share) in the prior year quarter.  Adjusted net income1 rose 38% to $534 million ($1.08 per share) from $387 million ($0.79 per share) in the third quarter of 2009, while the Company’s gold operating margin2 expanded to 61%($744 per ounce) from 58% ($560 per ounce).

Third Quarter 2010 Highlights:

❑	Equity gold and copper production of 1.4 million ounces and 83 million pounds, respectively;
❑	Average realized gold and copper price of $1,221 per ounce and $3.67 per pound, respectively;
❑	Costs applicable to sales for gold and copper of $477 per ounce on a co-product basis and $0.73 per pound, respectively;
❑	Adjusted net income of $534 million ($1.08 per share) and reported net income of $537 million ($1.09 per share);
❑	Operating cash flow of $854 million; and
❑	Cash and cash equivalents on September 30, 2010 of approximately $4 billion.

“With the substantial free cash flow that we continue to generate in the current metal price environment, we remain focused on progressing the development of our next generation of mining projects,” said Richard O’Brien, President and Chief Executive Officer. “This includes Conga in Peru, Akyem in Ghana, and Hope Bay in Canada, as well as a series of satellite deposits in Nevada. Of the $1.3-$1.5 billion in capital we expect to spend this year, approximately 40% will be invested in our development pipeline, with increasing reinvestment expected over the next several years.”

With three quarters of production completed, the Company is narrowing its previously announced 2010 outlook for equity gold production from 5.3 to 5.5 million ounces to 5.3 to 5.4 million ounces.  In addition, Newmont is updating its 2010 outlook for costs applicable to sales from between $460 and $480 per ounce to between $485 and $500 per ounce, based on the higher gold price and weaker US dollar.

1 See reconciliation to GAAP net income on page 11.
2 Gold operating margin calculated as average realized gold price per ounce, less gold cost applicable to sales per ounce, divided by average realized gold price per ounce.

Regional Operations

In the third quarter of 2010, the Company reported equity gold production of 1.4 million ounces at costs applicable to sales of $477 per ounce on a co-product basis.  Costs applicable to sales increased 18% from the prior year quarter due to higher waste mining and royalty costs, a stronger Australian dollar, the addition of higher cost production at Boddington and lower production in South America, partially offset by higher production in Africa.

North America

Nevada – Nevada produced 453,000 equity ounces of gold at costs applicable to sales of $575 per ounce during the third quarter.  Gold production decreased 7% from the prior year quarter due to lower leach tons placed at Twin Creeks and Carlin, lower Gold Quarry ore feed to Mill 5 due to the slope failure which occurred in late 2009 and the completion of underground mining at Deep Post in 2009.  Costs applicable to sales increased 6% from the prior year quarter due to lower production, partially offset by higher by-product credits.

The Company now expects 2010 equity gold production from Nevada of between 1.71 to 1.75 million ounces at costs applicable to sales of between $590 and $610 per ounce.

La Herradura – Equity gold production at La Herradura in Mexico during the third quarter was 42,000 ounces at costs applicable to sales of $464 per ounce.  Gold production increased 75% from the prior year quarter due to the commencement of production from the Soledad and Dipolos pits in January 2010. Costs applicable to sales per ounce increased 32% from the prior year quarter due to higher mining costs associated with waste removal from the two new pits.

The Company now expects La Herradura equity gold production of between 155,000 to 165,000 ounces in 2010 at costs applicable to sales of between $405 and $420 per ounce.

South America

Yanacocha – Equity gold production during the third quarter at Yanacocha in Peru was 182,000 ounces at costs applicable to sales of $420 per ounce.  Gold production decreased 35% from the prior year quarter due to mine sequencing resulting in lower leach tons placed, transitional ore stockpiling at La Quinua and lower mill grade and recovery. Costs applicable to sales increased 43% from the prior year quarter due to lower production, higher waste mining and higher diesel and royalty costs, partially offset by higher silver by-product credits.

The Company now expects 2010 equity gold production at Yanacocha of between 760,000 and 770,000 ounces at costs applicable to sales of between $400 and $420 per ounce.

Other South America – Approximately 15,000 equity ounces of production is expected in 2010 at La Zanja, which began commercial production in the third quarter.

Asia Pacific

Boddington – Boddington produced 180,000 ounces of gold and 14 million pounds of copper during the third quarter at costs applicable to sales of $617 per ounce ($487 per ounce on a by-product3 basis) and $1.81 per pound, respectively.   Unplanned mill maintenance resulted in lower throughput and production for July and August, while higher mill grades resulted in higher gold and copper production in September.   Compared to the second quarter of 2010, gold and copper production decreased by 2% and 12%, respectively. Commercial production was declared at Boddington during the fourth quarter 2009, thus it is compared on a quarter over quarter, rather than year over year basis.

3 See reconciliation from by-product costs applicable to sales to GAAP costs applicable to sales on page 12.

Gold production for 2010 is now expected to be between 700,000 and 750,000 ounces at costs applicable to sales of between $575 to $595 per ounce.  Copper production for 2010 is now expected to be between 50 to 60 million pounds, at costs applicable to sales of between $1.75 and $1.95 per pound.

Batu Hijau – Equity gold and copper production during the third quarter at Batu Hijau in Indonesia was 106,000 ounces and 69 million pounds, respectively, at costs applicable to sales of $211 per ounce and $0.65 per pound, respectively.   Equity gold and copper production increased 14% and 9%, respectively, from the prior year quarter due to higher mill throughput, partially offset by lower recovery.  Costs applicable to sales for gold and copper increased 19% and 30%, respectively, from the prior year quarter due to higher waste mining costs.  Phase 5 mining and Phase 6 waste removal were delayed during the quarter due to abnormally high “dry season” rainfall, which restricted access to the bottom of the pit and resulted in processing a higher proportion of stockpiled ore.

The Company now expects 2010 equity gold and copper production at Batu Hijau of between 310,000 and 340,000 ounces, and between 250 and 265 million pounds, respectively.  The Company expects 2010 gold and copper costs applicable to sales of between $250 and $270 per ounce and $0.65 and $0.75 per pound, respectively.

In the fourth quarter 2010, the company plans to suspend mining at the bottom of Phase 5 and begin processing ore from stockpiles as mining will be primarily for Phase 6 waste removal.  The Company expects Phase 6 ore to become the primary ore feed commencing in 2014.

Other Australia/New Zealand - Equity gold production at our other Australia/New Zealand operations during the third quarter was 284,000 ounces at costs applicable to sales of $552 per ounce.  Gold production decreased slightly from the prior year quarter due to lower mill grade at Jundee and Waihi, partially offset by higher mill grade and recovery at Kalgoorlie and Tanami. Costs applicable to sales increased 5% from the prior year quarter due to lower production and a stronger Australian dollar.

The Company now expects 2010 equity gold production at the Company’s other Australia/New Zealand operations of between 1.09 and 1.11 million ounces at costs applicable to sales of between $550 to $570 per ounce.

Africa

Ahafo – Gold production during the third quarter at Ahafo in Ghana was 156,000 ounces at costs applicable to sales of $422 per ounce.  Gold production increased 8% from the prior year quarter due to higher grade ore, partially offset by lower throughput. Costs applicable to sales per ounce decreased 5% from the prior year quarter due to higher production and increases in ore stockpiles, partially offset by higher diesel and royalty costs.

Third quarter 2010 production included 16,000 incremental start-up ounces from the Amoma pit, resulting in net sales of $13 million included in Other income, net.  Commercial production for the Amoma pit occurred on October 1.

The Company expects 2010 gold production at Ahafo of between 520,000 and 540,000 ounces at costs applicable to sales of between $430 and $470 per ounce.

Capital Update

Consolidated capital expenditures were $344 million during the third quarter, down from $404 million in the third quarter of 2009 as the Boddington capital spend was substantially completed at the end of 2009.  The Company is lowering its 2010 consolidated capital expenditure outlook to $1.3 billion to $1.5 billion, with approximately 30% to be invested in each of the North America and Asia Pacific regions, and the remaining 40% at other locations.  Approximately 40% of 2010 consolidated capital expenditures are expected to be related to major project initiatives, including further development of the Akyem project in Ghana, the Conga project in Peru, Hope Bay in Canada, and the Nevada project portfolio, while the remaining 60% is expected to be for maintenance and sustaining expenditures.

2010 Outlook – Q3 Update4

Our current outlook for 2010 equity production, CAS and consolidated capital expenditures is as follows:

	2010 Outlook - Q3 Update	2010 Outlook - Q3 Update	2010 Outlook - Q3 Update
	Equity Production	CAS	Consolidated Capital
Region	(Kozs, Mlbs)	($/oz, $/lb)	Expenditures ($M)
Nevada	1,710 - 1,750	$590 - $610	$355 – $375
La Herradura	155 - 165	$405 - $420	$55 – $65
Hope Bay			$65 – $75
North America	1,865 - 1,915	$575 - $595	$475 – $515
Yanacocha	760 - 770	$400 - $420	$135 – $155
La Zanja	10 - 20	-	-
Conga	-	-	$155 – $165
South America	770 - 790	$400 - $420	$290 - $320
Boddington – Gold [a]	700 - 750	$575 - $595	$140 – $155
Other Australia/NZ	1,090 - 1,110	$550 - $570	$200 - $215
Batu Hijau – Gold [b]	310 - 340	$250 - $270	$100 - $120
Asia Pacific	2,100 - 2,200	$475 - $500	$440 - $490
Ahafo	520 - 540	$430 - $470	$110 – $120
Akyem	-	-	$95 – $105
Africa	520 - 540	$430 - $470	$205 - $235
Corporate/Other			$48 – $52
Total Gold	5,300 - 5,400	$485 - $500	$1,300 - $1,500
Boddington – Copper [a]	50 - 60	$1.75 - $1.95
Batu Hijau – Copper [b]	250 - 265	$0.65 - $0.75
Total Copper	300 - 325	$0.85 - $0.95

a Boddington shown on a co-product basis.
b Assumes Batu Hijau economic interest of 48.5% for the remainder of 2010

2010 Outlook - Q3 Update
Description	($M)
General & Administrative	$180 – $190
Interest Expense	$270 – $290
DD&A	$925 – $950
Exploration Expense	$220 – $245
Advanced Projects & R&D	$230 – $250
Tax Rate	26% – 28%
Assumptions
Gold Price ($/ounce)	$1,100
Copper Price ($/pound)	$3.00
Oil Price ($/barrel)	$80
Australian Dollar Exchange Rate	0.90

4 Outlook referenced in the table above and elsewhere in this release is based upon management’s good faith estimates as of November 2, 2010 and are considered “forward-looking statements.”   References to outlook guidance are based on current mine plans, assumptions noted above and current geotechnical, metallurgical, hydrological and other physical conditions, which are subject to risk and uncertainty as discussed in the “Cautionary Statement” on page 13.

Condensed Statements of Consolidated Income (unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Sales	$2,597	$2,049	$6,992	$5,187

Costs and expenses
Costs applicable to sales	903	765	2,636	2,200
Amortization	242	199	697	566
Reclamation and remediation	18	10	44	34
Exploration	67	55	163	147
Advanced projects, research and development	46	27	149	100
General and administrative	45	39	133	118
Other expense, net	50	65	200	250
	1,371	1,160	4,022	3,415
Other income (expense)
Other income, net	5	25	97	43
Interest expense, net	(66)	(10)	(210)	(65)
	(61)	15	(113)	(22)
Income from continuing operations before income tax
And other items	1,165	904	2,857	1,750
Income tax expense	(348)	(253)	(756)	(494)
Equity income (loss) of affiliates	(3)	(6)	(7)	(14)
Income from continuing operations	814	645	2,094	1,242
Income (loss) from discontinued operations	-	-	-	(14)
Net income	814	645	2,094	1,228
Net income attributable to noncontrolling interests	(277)	(257)	(629)	(489)
Net income attributable to Newmont stockholders	$537	$388	$1,465	$739

Net income attributable to Newmont stockholders:
Continuing operations	537	388	$1,465	$748
Discontinued operations	-	-	-	(9)
	537	388	$1,465	$739
Income per common share
Basic:
Continuing operations	$1.09	$0.79	$2.98	$1.54
Discontinued operations	-	-	-	(0.02)
	$1.09	$0.79	$2.98	$1.52
Diluted:
Continuing operations	$1.07	$0.79	$2.94	$1.54
Discontinued operations	-	-	-	(0.02)
	$1.07	$0.79	$2.94	$1.52

Cash dividends declared per common share	0.15	0.10	$0.35	$0.30

Condensed Statements of Consolidated Cash Flow (unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Operating activities:
Net income	$814	$645	$2,094	$1,228
Adjustments:
Amortization	242	199	697	566
Loss from discontinued operations	-	-	-	14
Reclamation and remediation	18	10	44	34
Deferred income taxes	34	20	(52)	7
Stock based compensation and other benefits	15	14	54	44
Other operating adjustments and write-downs	66	21	84	80
Net change in operating assets and liabilities	(335)	151	(586)	(27)
Net cash provided from continuing operations	854	1,060	2,335	1,946
Net cash provided from (used in) discontinued operations	-	(5)	(13)	3
Net cash provided from operations	854	1,055	2,322	1,949
Investing activities:
Additions to property, plant and mine development	(344)	(404)	(972)	(1,314)
Investments in marketable debt and equity securities	(2)	-	(9)	-
Acquisitions, net	(2)	(6)	(2)	(766)
Proceeds from sale of other assets	1	1	53	3
Other	(50)	(7)	(72)	(11)
Net cash used in investing activities	(397)	(416)	(1,002)	(2,088)
Financing activities:
Proceeds from debt, net	-	2,808	-	4,302
Repayment of debt	(11)	(936)	(274)	(2,604)
Sale of subsidiary shares to noncontrolling interests	-	-	229	-
Acquisition of subsidiary shares from noncontrolling interests	-	-	(109)	-
Dividends paid to common stockholders	(74)	(49)	(172)	(147)
Dividends paid to noncontrolling interests	(53)	(3)	(360)	(115)
Proceeds from stock issuance, net	26	1	56	1,248
Change in restricted cash and other	(2)	-	46	5
Net cash provided from (used in) financing activities of continuing operations	(114)	1,821	(584)	2,689
Net cash used in financing activities of discontinued operations	-	-	-	(2)
Net cash provided from (used in) financing activities	(114)	1,821	(584)	2,687
Effect of exchange rate changes on cash	6	18	-	39
Net change in cash and cash equivalents	349	2,478	736	2,587
Cash and cash equivalents at beginning of period	3,602	544	3,215	435
Cash and cash equivalents at end of period	$3,951	$3,022	$3,951	$3,022

Condensed Consolidated Balance Sheets (unaudited, in millions)

	At September 30,	At December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$3,951	$3,215
Trade receivables	489	438
Accounts receivable	93	102
Investments	46	56
Inventories	526	493
Stockpiles and ore on leach pads	538	403
Deferred income tax assets	195	215
Other current assets	1,218	900
Current assets	7,056	5,822
Property, plant and mine development, net	12,532	12,370
Investments	1,278	1,186
Stockpiles and ore on leach pads	1,722	1,502
Deferred income tax assets	1,086	937
Other long-term assets	702	482
Total assets	$24,376	$22,299
LIABILITIES
Debt	$289	$157
Accounts payable	396	396
Employee-related benefits	227	250
Income and mining taxes	265	200
Other current liabilities	1,621	1,317
Current liabilities	2,798	2,320
Debt	4,289	4,652
Reclamation and remediation liabilities	820	805
Deferred income tax liabilities	1,432	1,341
Employee-related benefits	349	381
Other long-term liabilities	169	174
Liabilities of operations held for sale	-	13
Total liabilities	9,857	9,686

EQUITY
Common stock	778	770
Additional paid-in capital	8,260	8,158
Accumulated other comprehensive income	768	626
Retained earnings	2,442	1,149
Newmont stockholders’ equity	12,248	10,703
Noncontrolling interests	2,271	1,910
Total equity	14,519	12,613
Total liabilities and equity	$24,376	$22,299

Production Statistics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Gold
Consolidated ounces produced (thousands):
North America
Nevada	453	486	1,306	1,421
La Herradura	42	24	125	79
	495	510	1,431	1,500
South America
Yanacocha	355	543	1,131	1,559

Asia Pacific
Boddington	180	4	522	4
Jundee	87	103	267	304
Tanami	69	64	183	235
Kalgoorlie	102	95	288	241
Waihi	26	30	78	81
Batu Hijau	219	208	554	387
	683	504	1,892	1,252
Africa
Ahafo	156	145	408	409
	1,689	1,702	4,862	4,720

Copper
Consolidated pounds produced (millions):
Asia Pacific
Boddington	14	1	43	1
Batu Hijau	142	141	420	336
	156	142	463	337

Gold
Equity ounces produced (thousands):
North America
Nevada	453	486	1,306	1,421
La Herradura	42	24	125	79
	495	510	1,431	1,500
South America
Yanacocha	182	280	580	801
Other South America Non-consolidated Equity Interests	5	-	5	-
	187	280	585	801

Asia Pacific
Boddington	180	4	522	4
Jundee	87	103	267	304
Tanami	69	64	183	235
Kalgoorlie	102	95	288	241
Waihi	26	30	78	81
Batu Hijau	106	93	276	174
	570	389	1,614	1,039
Africa
Ahafo	156	145	408	409

Discontinued Operations
Kori Kollo	-	2	-	32
	1,408	1,326	4,038	3,781

Copper
Equity pounds produced (millions):
Asia Pacific
Boddington	14	1	43	1
Batu Hijau	69	63	210	151
	83	64	253	152

CAS and Capital Expenditures

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Gold
Costs Applicable to Sales ($/ounce) (1)
North America
Nevada	$575	$541	$595	$532
La Herradura	464	352	415	381
	565	532	579	524
South America
Yanacocha	420	294	392	313

Asia Pacific
Boddington	617	-	577	-
Jundee	381	329	388	339
Tanami	707	684	756	613
Kalgoorlie	550	638	543	630
Waihi	726	518	681	457
Batu Hijau	211	178	235	232
	451	380	469	422
Africa
Ahafo	422	446	456	424
Average	$477	$404	$483	$419

Copper
Costs Applicable to Sales ($/pound) (1)
Asia Pacific
Boddington	$1.81	$-	$1.80	$-
Batu Hijau	0.65	0.50	0.66	0.63
Average	$0.73	$0.50	$0.76	$0.63

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Consolidated Capital Expenditures ($ million)
North America
Nevada	$83	$43	$200	$154
Hope Bay	40	1	88	4
La Herradura	11	15	33	34
	134	59	321	192
South America
Yanacocha	41	27	109	78
Conga	43	5	86	16
	84	32	195	94

Asia Pacific
Boddington	25	277	106	961
Jundee	9	7	30	21
Tanami	21	14	59	42
Kalgoorlie	7	4	14	6
Waihi	3	3	8	6
Batu Hijau	15	7	48	30
Other Asia Pacific	8	1	11	2
	88	313	276	1,068
Africa
Ahafo	29	19	80	42
Akyem	27	3	49	4
	56	22	129	46
Corporate and Other	12	4	23	12
Total - Accrual Basis	374	430	944	1,412

Change in Capital Accrual	(30)	(26)	28	(98)

Total - Cash Basis	$344	$404	$972	$1,314

(1)     Excludes Amortization and Reclamation and remediation.

Supplemental Information

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Reconciliation of Adjusted Net Income to GAAP Net Income

Management of the Company uses the non-GAAP financial measure Adjusted net income to evaluate the Company’s operating performance, and for planning and forecasting future business operations.  The Company believes the use of Adjusted net income allows investors and analysts to compare the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items, income or loss from discontinued operations and the permanent impairment of assets, including marketable securities and goodwill.  Management’s determination of the components of Adjusted net income are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Net income attributable to Newmont stockholders is reconciled to Adjusted net income as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
($million except per share, after-tax)	2010	2009	2010	2009
GAAP Net income (1)	$537	$388	$1,465	$739
Income tax benefit from internal restructuring	-	-	(127)	-
Net gain on asset sales	(3)	(2)	(35)	(2)
PTNNT community contribution	-	-	13	-
Impairment of assets	-	1	3	6
Boddington acquisition costs	-	-	-	44
Loss from discontinued operations (1)	-	-	-	9
Adjusted net income	$534	$387	$1,319	$796
Adjusted net income per share	$1.08	$0.79	$2.68	$1.64

(1) Attributable to Newmont stockholders.

Reconciliation of Co-Product Costs Applicable to Sales to By-Product Costs Applicable to Sales

Sales and Costs applicable to sales for Boddington are presented in the Condensed Consolidated Financial Statements for both gold and copper due to the significant portion of copper production (approximately 15-20% of total revenue based on the latest life-of-mine plan and metal price assumptions). The co-product method allocates costs applicable to sales to each metal based on specifically identifiable costs where applicable and on a relative proportion of sales values for other costs. Management also assesses the performance of the Boddington mine on a by-product basis due to the majority of sales being derived from gold and to determine contingent consideration payments to AngloGold. The by-product method deducts copper sales from costs applicable to sales as shown in the following table:

	Three months ended		Nine months ended
	September 30, 2010		September 30, 2010
	Boddington	Consolidated	Boddington	Consolidated
($ millions)
Co-product costs applicable to sales - gold	$91	$788	$284	$2,307

Less copper margin:
Sales - copper	38	581	117	1,373
Costs applicable to sales - copper	(19)	(115)	(68)	(329)
Copper margin	19	466	49	1,044

By-product costs applicable to sales - gold	$72	$322	$235	$1,263

Costs applicable to sales - gold (per ounce)
Co-product	$617	$477	$577	$483
By-product	$487	$195	$478	$264

Gold ounces sold (thousands)	148	1,651	492	4,778

To view complete financial disclosure, including regional mine statistics, Results of Consolidated Operations, Liquidity and Capital Resources, Management’s Discussion & Analysis, the Form 10-Q, and a complete outline of the 2010 Operating and Financial guidance by region, please see www.newmont.com.

The Company’s third quarter and earnings conference call and web cast presentation will be held on Tuesday, November 2, 2010 beginning at 11:30 a.m. Eastern Time (9:30 a.m. Mountain Time).  To participate:

Dial-In Number	888.566.1822
Intl Dial-In Number	312.470.7119
Leader	John Seaberg
Passcode	Newmont
Replay Number	888.293.8913
Intl Replay Number	203.369.3024
Replay Passcode	2010

The conference call also will be simultaneously carried on our web site at www.newmont.com under Investor Relations/Presentations and will be archived there for a limited time.

Investor Contacts
John Seaberg	303.837.5743	john.seaberg@newmont.com

Investor Contacts
Karli Anderson	303.837.6049	karli.anderson@newmont.com

Investor Contacts
Monica Brisnehan	303.837.5836	monica.brisnehan@newmont.com

Media Contacts
Omar Jabara	303.837.5114	omar.jabara@newmont.com

Cautionary Statement

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended which are intended to be covered by the safe harbor created by such sections and other applicable laws.  Such forward-looking statements may include, without limitation: (i) estimates of future mineral production and sales; (ii) estimates of future costs applicable to sales; (iii) estimates of future capital expenditures; and (iv) expectations regarding the development, growth and exploration potential of the Company’s projects.  Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect.  Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; and (vii) the accuracy of our current mineral reserve and mineral resource estimates. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.  However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”.  Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes.  For a more detailed discussion of such risks and other factors, see the Company’s 2009 Annual Report on Form 10-K, filed on February 25, 2010, with the Securities and Exchange Commission, as well as the Company’s other SEC filings.  The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.  Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.